CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TIA IV, Inc.

I consent to the inclusion in this Registration Statement on Form S-1 (the “Registration Statement”), of our report dated December 18, 2009, relating to the balance sheet of TIA IV, Inc. as of December 31, 2009, except for Note 6 as to which the date is March 31, 2010 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended, appearing in the Prospectus, which is a part of such Registration Statement. I also consent to the reference to my firm under the caption “Experts” in such Registration Statement.

Traci J. Anderson, CPA
Huntersville, North Carolina
July 21, 2010